Conference Call Transcript
GLT — Q3 2007 Glatfelter Earnings Conference Call
Event Date/Time: Oct. 30. 2007 / 11:00AM ET

CORPORATE PARTICIPANTS

Glenn Davies

Glatfelter — Corporate Finance Group

George Glatfelter

Glatfelter — Chairman, CEO

John Jacunski

Glatfelter — SVP, CFO

Dante Parrini

Glatfelter — EVP, COO

CONFERENCE CALL PARTICIPANTS

Mark Connelly

Credit Suisse — Analyst

Chris Chun

Deutsche Bank — Analyst

Bruce Klein

Credit Suisse — Analyst

Mark Wilde

Deutsche Bank — Analyst

Stuart Benway

Standard & Poor’s — Analyst

Mark Diverio

[Xylem Global Partners] — Analyst

PRESENTATION

Operator

Good morning. At this time, I would like to welcome everyone to the Glatfelter third-quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer period. (OPERATOR INSTRUCTIONS).

Thank you. It is now my pleasure to turn the floor over to your host, Mr. [Glenn Davies]. Sir, you may begin your conference.

Glenn Davies - Glatfelter — Corporate Finance Group

Good morning, and welcome to Glatfelter’s third-quarter earnings conference call. My name is Glenn Davies, and I’m with the Company’s Corporate Finance Group. I am joined this morning by George Glatfelter, our Chairman and Chief Executive Officer; Dante Parrini, our Executive Vice President and Chief Operating Officer; and John Jacunski, our Senior Vice President and CFO.

Before we begin our discussion of our earnings for the quarter, I need to make a few comments. First, this morning, we will use the term adjusted earnings. As many of you may know, this measure of financial performance is considered to be a non-GAAP measure, since it excludes from earnings the effects of certain items that we do not consider to be part of our core business operations. In this morning’s earnings release, we provided a reconciliation of adjusted earnings to our GAAP-based results, together with a discussion of why we use adjusted earnings. The earnings release and the reconciliation are available on the Investor Relations page of our website, glatfelter.com.

I would also like to remind you that statements made today concerning our future expectations may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please refer to our 2006 annual report filed with the SEC for important factors that could cause our actual results to differ materially from any results which might be projected, forecasted or estimated in any of our forward-looking statements.

Finally, this quarter, we have again made available, on both our website and through the webcast provider, slides to accompany this morning’s presentation. Although we will not speak to each of the slides in the order they appear, we will refer to them as we comment on our results, to enhance your understanding of the results for the quarter.

Thank you. I will now turn the call over to you, George.

George Glatfelter - Glatfelter — Chairman, CEO

Thank you, Glenn. Good morning to everyone, and welcome to this morning’s call.

Our presentation this morning will follow the same format that many of you are familiar with. First, I will provide some introductory remarks about our overall business, and then John will discuss our financial performance in more detail. Finally, Dante will provide further insight from an operations perspective.

As you know, earlier this morning, we announced results for the third quarter of 2007, and I trust that you’ve had an opportunity to review our press release. We reported third-quarter net income of $7.8 million or $0.17 per share.

As John will discuss in more detail, the quarterly results include a significant charge to increase our reserve for the environmental matter at the Fox River. When adjusted for unusual non-core business items, third-quarter earnings were $0.42 per share, which is a significant increase compared to the same period a year ago, when we generated $0.23 per diluted share.

With respect to the Fox River charge, I’m obviously disappointed with this development at the site. However, I remain encouraged by the progress we’re making in resolving what has become a very complex matter.

As for the performance of our core business, I like what I see. Quarterly results were strong and, more importantly, progress on our improvement initiatives at Chillicothe has been quite evident.

Actually, the improvement in the quarter-over-quarter results was driven by the strong performance of both of our business units. Specialty Papers benefited from the success realized in implementing the Chillicothe improvement initiatives, but also from continued productivity gains at our Spring Grove facility that helped offset significant increases in raw material and energy costs.

In addition, the Composite Fibers business unit again delivered very good results. We have been very successful in integrating the Lydney Mill acquisition and in creating the economic value that we envisioned when the acquisition was made. As a result, we are now better able to leverage the broader capabilities of this business unit to serve a growing global market for food and beverage filter papers, as well as other attractive specialty niche opportunities.

Finally, we are also delivering on our timberland monetization program. This quarter, approximately 1,100 acres were sold for $2.5 million. For the year, we’ve completed $12 million worth of sales and expect sales for 2007 to be approximately $80 million, significantly exceeding our previously announced target.

I will now ask John Jacunski to provide a more in-depth discussion of the third-quarter financial results. John?

John Jacunski - Glatfelter — SVP, CFO

Thank you, George. As George stated, this morning we reported net income of $7.8 million or $0.17 per share for the third quarter of 2007, compared to $5.4 million and $0.12 per share last year. When the reported results for both periods are adjusted for unusual non-core items, adjusted earnings for the third quarter of 2007 were $0.42 per share, compared with $0.23 a year earlier. You can find a reconciliation of reported earnings with adjusted earnings in this morning’s release.

As shown on slide four, for those of you with access to the slides on our website, overall, the primary drivers of the improvement in earnings in the comparison were higher operating income from Specialty Papers increased earnings per share by $0.07; higher operating income from Composite Fibers increased earnings per share by $0.04; and the impact of a change in German tax law increased earnings per share by $0.12.

Specialty Papers’ operating income was $14.7 million, an improvement of $4.6 million or 46% in the quarter-to-quarter comparison. As shown on slide seven, the improvement was led by the benefits realized from our Chillicothe improvement initiatives, as well as continued productivity improvement at the Spring Grove facility. In addition, shipping volume increased 5.6%. The benefits of higher selling prices, however, were more than offset by increases in input costs.

In the Composite Fibers business unit, operating income increased 60% to $8.2 million. As shown on slide 11, this increase was driven primarily by an improved product mix and the impact of the Lydney acquisition.

Increased selling prices were offset by rising raw material costs. In addition, during the quarter, we benefited from an energy tax credit and an insurance recovery totaling $1.4 million.

Each of our business units’ results was adversely impacted during the quarter by a continuation of the trend of higher input costs, particularly for energy and fiber. Although we have been successful in realizing higher selling prices for many of our products, the benefits are being offset by the higher input costs. We expect this trend to continue over the next several quarters. In addition, our results for Specialty Papers during the fourth quarter will reflect normal seasonality.

As I mentioned earlier, our results benefited during the third quarter from a tax law change in Germany, where the corporate income tax rate was reduced from 25% to 15%. As a result, we revalued our net deferred tax liabilities at the lower rate, which generated a one-time P&L benefit of $5.3 million.

During the quarter, we generated $34 million of cash flow, which resulted in our net debt declining to $335 million. Since the beginning of the year, our net debt has been reduced by $40 million, and we expect substantial timberland sales proceeds this quarter, which will be used to further reduce debt.

Capital expenditures for the first three quarters of 2007 totaled $19 million and are estimated to total approximately $30 million for all of 2007. In 2008, we expect capital expenditures to total $50 million to $55 million, including our previously announced $10 million investment to upgrade the capabilities of one of our inclined wire paper machines in Germany.

Finally, during the third quarter, we took an additional charge of $20 million on a pretax basis to increase our reserves for the Fox River environmental matter. This brings our total charges during 2007 to $26 million.

As I discussed during our first-quarter conference call, we have been working with the EPA to develop a final remediation plan for OU1, which is a portion of the river where we are subject to a consent decree. We expect to reach an agreement with the EPA on the final plan during 2008.

In addition, the mediation process regarding the resolution of cost allocation among the PRPs for downstream portions of the river took place over the last two quarters, although no agreement has been reached. Significant uncertainty remains regarding the Company’s exposure to liability for the downstream portion of the river, but we believe we have strong defenses for this portion of the river. The increase to our reserves during the third quarter reflects our current assessment of additional costs to be incurred in the site.

This concludes my comments on our financial results. Dante will now provide comments about the performance of our business units.

Dante Parrini - Glatfelter — EVP, COO

Thank you, John, and good morning. Let’s start with our Specialty Papers business unit. Operating income increased 46% in the third quarter of 2007 compared to a year ago. As you heard earlier in the call, this improvement was driven largely by progress implementing our initiatives at Chillicothe and production efficiencies at Spring Grove. Increased selling prices helped as well, but they were more than offset by higher input costs in the year-over-year comparison. I’ll provide more specific comments about Chillicothe’s performance later in my update.

Total revenues in the business unit were up 3% compared to the year-ago quarter. Selling prices were higher across most market segments, most notably in Carbonless Products. Our quarter-over-quarter results showed higher volumes of approximately 6%.

I will now provide some additional detail by segment. In Book Publishing, revenues were up nearly 16%, primarily due to a 21% increase in tons shipped. Pricing was essentially flat.

In Carbonless and Forms, revenue was down 1% in the quarterly comparison. Pricing for Carbonless Products was up approximately 4%. Carbonless Rolls and Sheets volume declined 10% year over year, but we were able to grow other Forms products to offset nearly all of this decline. Overall, our strategy of growing volume in other products to offset the decline in Carbonless is going well, and we expect this to continue.

As for Envelope and Converting Papers, revenues were up 9%, which is largely due to an 8% increase in volumes in the quarterly comparison and, to a lesser extent, and improved product pricing.

As for Engineered Products, revenues were generally unchanged in the comparison to last year.

From an operations perspective, Spring Grove performed very well in the third quarter, achieving pulp and paper production improvements of approximately 4%. With respect to Chillicothe, we’re making very good progress implementing a number of the actions we discussed earlier in the year. We successfully completed targeted investments and process changes to improve utilization of paper machine scrap or what we call broke. This has allowed us to consume nearly all internally generated broke and reduce our use of purchased pulp by 60% compared to the first quarter of 2007.

Our expanded mill-wide cost reduction initiative is progressing well, and began to generate results in the third quarter, and our work on improving paper machines yields is showing steady progress. As George stated in his opening remarks, we’re pleased with the progress made during the third quarter, but our work is not yet complete. The continued successful execution of our various improvement initiatives at Chillicothe remains our top priority.

As for near-term demand and pricing outlook, our backlogs are relatively strong as we enter the last quarter of the year, but we do expect some seasonal slowdown as the year winds down. As for pricing, we expect to see moderate improvement over the next several quarters. As many of you know, there have been price increases announced for both uncoated free sheet and carbonless roll products. We expected to be able to realize some benefits from these announcements, although the benefits will not be immediate in all cases, due to contractual arrangements with many of our customers. Price appreciation will be necessary to help offset the impact of higher input costs, especially in the areas of fiber, energy and certain raw materials.

Let’s move on to Composite Fibers. As John mentioned earlier, operating income increased 60% in the third quarter of 2007 compared to a year ago. Third-quarter 2007 net sales were 11% ahead of the same quarter a year ago, which is due to higher selling prices and benefits of translation of foreign currencies.

In Food and Beverage, our largest market segment, volumes remained strong and were up slightly when compared to the third quarter of 2006. Pricing was up 1.3%.

Technical Specialties performed well during the quarter, with over a 10% increase in volumes on a quarter-over-quarter basis, due to success with new products and new customers. Composite Laminates volumes and metallized products volumes were off approximately 2% each. The softness in the Composite Laminates segment in part reflects the impact of the slow US housing market.

Within Composite Fibers, all facilities ran well during the quarter and benefited from improved productivity compared to last year, which more than compensated for the impact of higher energy and fiber costs. During the quarter, we announced a $10 million capital project designed to improve an inclined wire paper machine in Gernsbach, Germany, to produce teabag papers as well as other high-margin specialty products. The completion of this project is scheduled for the third quarter of 2008, and will enable the business to allocate more production capacity for our growing Food and Beverage segment and facilitate continued mix enhancements. During the fourth quarter of 2007, we will also complete a smaller capital project on an inclined wire paper machine at the Lydney UK mill to improve throughput quality and yield for teabag papers.

As for near-term demand and pricing outlook, demand for Food and Beverage products has been strong and is expected to remain strong through the winter months. Technical Specialties should be able to build upon its recent successes. Sales of Overlay Products and Metallized Papers are expected to remain at current levels. From a pricing standpoint, we anticipate stable to slightly improving prices.

Finally, a few comments on new product development. Revenues from products less than five years old equaled nearly 53% of total company sales during the third quarter, and I’m pleased to report that new product sales for the third quarter of 2007 represented an all-time high for the Company.

Thank you. That concludes my comments. I’ll turn it back to you, George.

George Glatfelter - Glatfelter — Chairman, CEO

Thank you, Dante. As you have just heard, we have experienced a successful quarter in a number of areas. I’m encouraged by the successful execution of our growth strategies and particularly with the progress being made at Chillicothe. In addition, markets across the Company are stable to improving.

From an operational perspective, I like what I see. But, as Dante mentioned, we still have work to do. Here are the priorities for the remainder of 2007 and into 2008.

In Specialty Papers, deliver the promise at Chillicothe. That means continue to generate improvements from the facility and achieve our 2008 accretion targets.

In Composite Fibers, maximize the growth opportunities within Food and Beverage and other attractive niche specialty markets.

On a global basis, rising input costs for raw materials, energy and supplies remains a concern. We will need to continue to focus on improving the cost efficiency of our supply chain and on executing creative cost-out projects at each of our facilities.

Finally, improve the financial strength of our balance sheet and flexibility by paying down debt and enhancing free cash flow from timberland sales in order to generate additional value for our shareholders.

I believe these four things are the most important things that we can do to further improve the performance of the Company. I’m sure that we will revisit them on subsequent calls.

That concludes our prepared remarks for today’s call. I would again like to thank you for your interest and ask Judith to open the line to address your questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Mark Connelly, Credit Suisse.

Mark Connelly - Credit Suisse — Analyst

A couple of questions. First, with respect to the timberland sales being completed over the next three to four years, is the acceleration there a function of market demand or a shift on your part, in terms of your strategy about wanting to get rid of stuff faster?

George Glatfelter - Glatfelter — Chairman, CEO

No shift in strategy except, as you may recall, we expanded the amount of timberland that we had chosen to put on the market, and at the end of the timeframe that you referenced, we expect that virtually we’ll be out of the timber holding business.

Really, it’s more a manifestation of where the opportunities lie across the span of our timberland assets and the impact economically of things like the housing slowdown and the mortgage situation, which I can’t say that we had anticipated those particular things occurring, but we knew that there were going to be external factors outside of our control that would influence our timberland sales one way or another. What we’ve said consistently is we want to be smart about this process all the way down the line, and that is what you’re seeing.

Mark Connelly - Credit Suisse — Analyst

That’s all good news so far. Looking at Chillicothe, Dante, you talked about yields improving, and certainly your comments talk about confidence in hitting the accretion targets. Can you give us a little better sense of what is left to do there, in terms of your original priorities, and maybe an indication of how close you are to what you think the ultimate manning levels at that mill will be?

Dante Parrini - Glatfelter — EVP, COO

Sure. The priorities have not changed from what we stated over the last two quarters. We also said that the financial benefit of a number of these initiatives wouldn’t start to show up in the P&L until the third quarter.

So we are going to continue to focus on our cost efficiencies. We have a number of initiatives under way that address spend control and bottom-up cost-out projects. We have a long list of those, and we continue to revisit and reprioritize those as resources are available. We continue to work on our fiber balance and our raw material usage, and I’m pleased with the progress that we have made. The focus will also be on sustaining this new level of performance and continuing to incrementally improve it.

So I would say that, to reiterate what we have said over the last few quarters, those remain our priorities from an operations perspective. We’re beginning to get some traction, so sustaining the improvement and continuing to build on the bank of projects that we’ve accumulated over the last number of months will be the mantra for Chillicothe operations.

As it pertains to staffing levels, we have not stated publicly any targeted staffing levels that we think are optimal to run the facility. We remain committed to aggressively managing the cost side of the business and fit it to what the external markets will provide us. We have been successful in leveraging attrition and targeted layoffs since we took over the property last April, and that has reduced our staffing levels by about 7% between April of 2006 and what we project to be December of 2007.

Mark Connelly - Credit Suisse — Analyst

Okay, I’ll leave it at that. One last question. If you look at your more commodity-grade business, we’ve certainly seen a lot of closures and changes going on across the industry. As competitors are shifting their machines from one niche grade to other, are you starting to feel some impact of that? Have those businesses become more competitive for you?

Dante Parrini - Glatfelter — EVP, COO

No, I would say that, if you look at our volume performance year over year, it would suggest that our value proposition is resonating with the markets that we’ve chosen to participate in, whether it’s 6% for the entire Specialty Papers business unit in North America, a 21% improvement in volumes for Book Publishing, our ability to successfully manage the attrition of Carbonless, which we had expected and communicated from the very beginning. So I think the position that we find ourselves in of a larger, integrated specialty player is fitting the needs of the marketplace rather well.

George Glatfelter - Glatfelter — Chairman, CEO

If I can add just a couple of comments there, I think there’s a big difference between saying that you’re going to shift the mix into specialty grades of paper and then being able to make money doing it.

Mark Connelly - Credit Suisse — Analyst

Right, we have seen that before, too.

George Glatfelter - Glatfelter — Chairman, CEO

Absolutely, and that’s the capability that is an acquired capability over time. A point that Dante made, I think, resonates pretty strongly with me. It’s getting back to making money. The idea of moving into specialties is certainly part marketing, but then the component of operational excellence, and having the facilities to be able to do that cost-effectively is yet another question. One of the things that I like about our platform here in North America is that we have well-invested, highly flexible, integrated facilities, which at this point in time I think clearly supports our move and our commitment to these specialties across the different markets.

Mark Connelly - Credit Suisse — Analyst

We’re happy to see the progress.

Operator

Chris Chun, Deutsche Bank.

Chris Chun - Deutsche Bank — Analyst

I just wanted to talk about your comments on your outlook for 4Q. You talked about some higher prices possibly being offset by higher costs and some seasonally lower volumes. Based on that, are you anticipating a sequential decline in net profit, or will there be productivity gains or other factors that would offset that?

John Jacunski - Glatfelter — SVP, CFO

Well, certainly, if you look over the last several years, we lose on the order of maybe 7% or 8% in volume when we go from Q3 to Q4, and that has an impact on profitability. As Dante mentioned, we expect to be able to continue to make progress with Chillicothe, which will be a benefit to us, and the pricing — we should realize some benefit, but the timing of that is different, based on the different markets that we serve. So we haven’t provided specific guidance regarding our earnings, but I think the progress we can make in Chillicothe will help us offset any impact from the seasonality in the business.

Chris Chun - Deutsche Bank — Analyst

That’s fair. Looking out into 2008, you talk about the fact that your accretion target for Chillicothe remains in place. But I’m wondering how we should think about the year-over-year comp. I guess what I’m asking is if you can comment on to what extent 2007 will see accretion from Chillicothe.

John Jacunski - Glatfelter — SVP, CFO

We achieved about $0.12 of accretion from Chillicothe in the third quarter. We were negative approximately $0.08 or so in the first two quarters, so our net is about $0.04 positive year to date. So we would expect to see continued accretion generation in the fourth quarter that will lead us to our $0.45 to $0.50 number next year.

Chris Chun - Deutsche Bank — Analyst

Then on the timberland side, you have quite a slug of timberlands, it looks like. You are hoping to close in Q4. Can you talk a bit about how much land that involves and where that land is?

John Jacunski - Glatfelter — SVP, CFO

Sure. There’s about 33,000 acres in the fourth quarter that approximates $70 million of proceeds. There are properties in all three states where we have holdings. There’s a significant piece of that in Virginia. We announced during the third quarter that we had signed an agreement for a $43 million sale of about 26,000 acres in Virginia. We also have a number of significant contracts, both in Delaware and Pennsylvania. So that is a little bit of background on that.

Operator

Bruce Klein, Credit Suisse.

Bruce Klein - Credit Suisse — Analyst

Thank you, our question has been answered.

Operator

Mark Wilde, Deutsche Bank.

Mark Wilde - Deutsche Bank — Analyst

Dante, I had just a couple of questions about the new product development. The first one is, can you give us any color on what you’re replacing that Carbonless volume with?

Dante Parrini - Glatfelter — EVP, COO

Sure. It would fall under the category of other Forms products that we are selling into the same channel. So we’re able to leverage our relationship with the customers that we have had and have acquired since acquiring Chillicothe and expand the product mix that we sell into that channel, and we have been able to do that successfully.

Mark Wilde - Deutsche Bank — Analyst

Is it possible to get some sense of the profitability on that type of business?

Dante Parrini - Glatfelter — EVP, COO

Well, I’ll tell you that in aggregate, our approach to managing Chillicothe and its mix has been to expect attrition of Carbonless at a rate of 8% to 10% a year and replace that lost volume with Book Publishing, Other Forms and some Engineered Products, along with continuing to grow our envelope and converting grades in Spring Grove, so that our Specialty Papers business unit continues to optimize our assets, and aggressively work on the cost profile, so that we mitigate any impact it has on the overall margin.

Mark Wilde - Deutsche Bank — Analyst

Another question about new products. You mentioned that it was a record quarter in terms of the amount of business that came from new products. But you also said that the engineered volumes were flat. If I think back over the last 5 or 10 years, the big new product area, it seems to me, overmuch of the period has been in those Engineered Products. Can you talk about whether that has changed or what is going on there?

Dante Parrini - Glatfelter — EVP, COO

Sure. You are correct that our Engineered Products business and our legacy Glatfelter environment had a five consecutive year double-digit growth, from a volume perspective. That was very well planned and a very purposeful strategy. We still view Engineered Products as a key component of our overall mix and a source of future product and revenue. However, the acquisitions that we made in 2006 changed the asset base quite considerably, and we also saw opportunities in the market for some other uncoated grades, some of the forms, and leveraging the additional inclined wire capacity we have in Europe. So we also wanted to be very practical and opportunistic about where we saw the quickest path to managing our mix.

Mark Wilde - Deutsche Bank — Analyst

Switching gears a little bit, John Jacunski, you put out that release in, I think, August, where you had talked about the new strategy with the timberland. I wondered if it’s possible for you to just reiterate or clarify for people how these timberland sales are likely to affect earnings next year and then looking beyond?

John Jacunski - Glatfelter — SVP, CFO

Sure. We’ve got the $70 million or so that we expect to close in the fourth quarter. We will have remaining about 30,000 acres or so as we leave 2007 and go into 2008. The housing market is going to have some impact on our ability to sell those additional acres. We think it’s going to take another three to four years, probably, to liquidate the balance of the portfolio.

So it could slow down a bit. It has been a very heavy year for timberland sales in 2007, and I expect it would slow down somewhat as we go into 2008. But as George had mentioned, our intention is that we’re going to watch the market closely and we’re going to try to maximize the value of those timberland holdings over the next three to four years. If the market recovers faster, then you can expect us to get back into the market quicker. But I would expect a bit of a slowdown next year.

Mark Wilde - Deutsche Bank — Analyst

That’s all pretty reasonable. I was actually asking a little different question. You are going to sell a lot of timberland here in the fourth quarter. What will the impact be on your costs next year as a result of not having that timberland? Can you put an earnings per share or sort of a pre-tax earnings number on that?

John Jacunski - Glatfelter — SVP, CFO

Sure. Sorry, I misunderstood the question. Yes, we had said that it would be $0.06 to $0.10 as we liquidate the entire portfolio. I think that we will probably be at least at the bottom end of that range for the impact next year. Much of the land we’re selling this year is land that we have been harvesting timber from, so I would expect at least to be at the bottom end of the range, possibly up to $0.08.

Mark Wilde - Deutsche Bank — Analyst

So there really is not a lot of earnings, then, coming from the tag end, that last 30,000 acres that you talked about.

John Jacunski - Glatfelter — SVP, CFO

Right.

Mark Wilde - Deutsche Bank — Analyst

Finally, it sounds to me like you are going to have something in the range of about $55 million to $60 million coming in the door from these land sales in the fourth quarter. Can you just talk with us a little bit about your priorities for cash as you are deleveraging the balance sheet? Growth opportunities, whether they are internal investments or perhaps some of these things over in China that Dante has been going over to have a look at, versus just buybacks and things like that?

George Glatfelter - Glatfelter — Chairman, CEO

I can tackle that. The debt agreement that we have right now requires that a portion of any of these assets be used on a paydown basis to pay down our term loan. Beyond that, you get into the whole spectrum of returning value to shareholders, and you know those mechanisms as well as I.

But I can tell you that with respect to the Board meetings that we have, those are all subjects of a lot of discussion. Do we return cash to shareholders? Do we continue to invest back in the business? Are there other means to generate additional value?

When you look at the construct of this business right now, you look at a business that has, in Composite Fibers, a true opportunity for growth in global markets that offer high margins and where we happen to be the market leader. That’s a compelling opportunity for the future of this business.

So we look at that, and that takes us to parts of the world that perhaps we’re not in right now, whether that’s Eastern Europe or whether that’s China or whatever. We’ll just keep Dante, you know, globetrotting —

Mark Wilde - Deutsche Bank — Analyst

On a plane? Yes, okay.

George Glatfelter - Glatfelter — Chairman, CEO

Sure. But it’s a nice problem to have, frankly. I can’t really comment on what the ultimate resolution will be with respect to additional cash that’s being generated. But I can assure you, as I think I have in the past, that all those options are under active discussion and we’ll do what’s right.

Operator

Stuart Benway, Standard & Poor’s.

Stuart Benway - Standard & Poor’s — Analyst

I have a question about the tax rate. You said that the German change and the revaluations led to a $5.3 million gain in the quarter. But the tax benefit in the quarter was $7.3 million. Can you explain that difference?

John Jacunski - Glatfelter — SVP, CFO

Sure. Our effective tax rate for the quarter was — on adjusted earnings excluding the German tax law change was about 26.5%. We also had the impact of the Fox River charge and specific rates at which those items are taxed as well as timberlands. So it’s a combination of different tax rates in different jurisdictions that result in the numbers you see.

Stuart Benway - Standard & Poor’s — Analyst

So you had a 26% tax rate, yet you had a tax benefit in the quarter. I guess that’s because of the $20 million charge for Fox River?

John Jacunski - Glatfelter — SVP, CFO

Correct.

Stuart Benway - Standard & Poor’s — Analyst

So there was a $0.12 benefit in the third quarter because of the revaluation. Would you expect there to be a similar benefit in the fourth quarter?

John Jacunski - Glatfelter — SVP, CFO

No, that’s a one-time items that, from a P&L perspective, that we revalued our net deferred tax liabilities at the lower rate. So that’s a one-time P&L benefit, and we will realize the benefit on an ongoing basis of a lower tax rate, but it won’t be anywhere near that degree. So there will be a small P&L benefit going forward and certainly a cash benefit in future years.

Stuart Benway - Standard & Poor’s — Analyst

Okay. So can you estimate a tax rate for the full year?

John Jacunski - Glatfelter — SVP, CFO

Sure. I think our ongoing rate — you should expect around 34%. That’s based on the current tax incentives that are out there. We do have a sizable R&D tax credit, but you should expect about 34% ongoing.

Stuart Benway - Standard & Poor’s — Analyst

That would be good for 2008, I guess, too?

John Jacunski - Glatfelter — SVP, CFO

Yes.

Stuart Benway - Standard & Poor’s — Analyst

Is there any way that you can show the actual shares used in the calculation? It’s pretty unusual not to show that number.

John Jacunski - Glatfelter — SVP, CFO

It will be in our 10-Q, but it was about 45.4 million shares.

Operator

(OPERATOR INSTRUCTIONS). [Mark Diverio], [Xylem Global Partners].

Mark Diverio - [Xylem Global Partners] — Analyst

I’m wondering, on this Fox River issue, whether there’s contemplated at this point additional regular amounts you’re going to be contributing to that reserve, or whether at this point you’ve got that bracketed, and a better handle on what that ultimately is going to cost?

George Glatfelter - Glatfelter — Chairman, CEO

The charges that we have incurred reflect what we now know. I think it’s important to understand that this is a pretty complex situation. The costs of remediation involve a number of estimates and assumptions and agreement among a number of different potentially responsible parties. So I believe that our current reserve is adequate, based on what we now know. I also believe that this is a process that will endure over several years, and it’s very difficult for me to give you any further projections at this point in time. I would say that, with respect to continued exposure on the Fox River, we believe that any exposure we have to the downstream entities on the river is a de minimis exposure for which we have very strong legal arguments. But this will be a long process, and we will continue to keep you updated as it evolves.

Mark Diverio - [Xylem Global Partners] — Analyst

Is the Company’s position, from a cost standpoint, any better or worse than others on that river that are facing similar sorts of charges? Or is everyone negotiating together on this exposure?

John Jacunski - Glatfelter — SVP, CFO

Well, there is, as you can imagine, each of the PRP’s facilities are at different points on the river. So that means that there’s certainly different parts of the river where others have more responsibility. We have a consent degree for what is referred to as the OU1 portion of the river. There is another party subject to that consent decree with us. We’ve made a lot of progress in the remediation efforts on OU1. We are working with the EPA to develop the final remediation plan, and there were some changes to that remediation plan in the last quarter, as we became more aware of the EPA’s position and the application of their remediation plan for the downstream portion to our portion, the OU1 portion.

So we think we have a better handle on what the expectations are for remediation in OU1 and what those costs would be. We’ve run some tests on the various capping procedures we will use for OU1. So we feel better today about our exposure on OU1 and our reserve in the third quarter reflects that. As George said, for downstream, we have had some remediation process ongoing, but it has not been successful at this point, and we do have some risk there. But we believe we have strong defenses for that part of the river.

Mark Diverio - [Xylem Global Partners] — Analyst

If I can just switch topics, on the composite fiber you referenced, I think, a couple of times in your prepared remarks some growth opportunities there. I’m wondering if you could elaborate a bit on what types of products and geographies and how much of a contribution you’re anticipating coming out of an effort there in 2008?

George Glatfelter - Glatfelter — Chairman, CEO

When we look at Composite Fibers, the markets that we participate in are global markets, in virtually all cases, and many of them exhibit very, very strong global growth curves. The core business of that business unit is composite fiber papers for the food and beverage industry, filtration papers for things like teabags and coffeepots. We have a global leadership position in that market; it’s growing at about 3% to 5% globally, and it’s growing, actually, at double-digit rates in emerging economies such as Eastern Europe and the Pacific Rim. Other technical specialties produced in that business unit also exhibit pretty strong growth characteristics, products used in the label industry for metallized beer bottles and the like are also are also part of what we produced from that business unit.

So I think, when we look at the opportunities there going forward, strategically, the opportunities are in many cases growth-oriented, in markets where we have today leadership positions and where we believe we might have the opportunity to expand our position.

Mark Diverio - [Xylem Global Partners] — Analyst

Finally, on the Specialty Papers side, you referenced some improvement already in pricing. I’m wondering if you could talk about specifically as you go through your buckets on the grades within that category, what has been realized and how much is yet to come in some of those product categories. I know some of them are contractual and take some time to flow through, but if you can just give us the sense of order of magnitude, what has been realized and how much is left?

Dante Parrini - Glatfelter — EVP, COO

As John said earlier, we expect a modest impact on the Q4 P&L, and we haven’t committed a number publicly, nor do we intend to do that on this call. If you look at 2008, the Specialty Papers business unit, all of the different products that have various announced price increases, you could estimate somewhere in the neighborhood of a $10 million impact in 2008. As I stated in my prepared remarks, that is, in our opinion, going to be largely offset by the rising input costs that everyone is well aware of, especially in the areas of fiber, wood, energy and some other raw materials.

Operator

This concludes today’s Glatfelter third-quarter earnings conference call. You may now disconnect.